Exhibit 10.8

Mr. Brian S. Block EVP & Chief Financial Officer American Realty Capital Daily Net Asset Value Trust, Inc. 405 Park Ave - 15th Floor New York, NY 10022	August 3, 2011
Re: Engagement Letter for Duff & Phelps’ Professional Services

Dear Mr. Block

This Letter of Engagement confirms that we, Duff & Phelps, LLC ("D&P"), have been retained by you, American Realty Capital Daily Net Asset Value Trust, Incorporated (the “Company”) to provide the services (the "Services") set out below in connection with the valuation of real property  (hereafter referred to as the “Subject Properties”) on a quarterly basis (the “Valuation Dates”).  Collectively, this arrangement is referenced to as our “Engagement.”  The Subject Properties are future acquisitions of net leased, retail real estate located across the United States.

It is understood that the purpose of the Services will be to estimate the “as is” market value of the leased fee interest of the real property. The intended use by the Company for the valuation is to provide a basis for valuation of net asset value as described in the Company’s registration statement on Form S-11, as amended from time to time (the “Registration Statement”). We understand that the Services will be to estimate the Fair Market Value of the real estate properties in a newly created fund.

Valuation Approaches/Premises

We will utilize standard and accepted appraisal methodology in arriving at our opinions of value. This would include the cost, sales comparison and income approaches to value.  All inquiries, visits to or contact with any persons or facilities of the Company regarding the Services shall be conducted by D&P in a manner that will assure the confidentiality of the purpose of the Services to be provided.  D&P recognizes and agrees that maintaining the confidentiality of this project is of importance to Company.

It is likely that the most appropriate approach to value the subject properties will be the Income Capitalization approach to value.  The Income Capitalization approach simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its lifetime.  The net income figure developed in our analysis is the balance of potential income remaining after vacancy and collection allowances and operating expenses.  This net income is then capitalized at an appropriate rate to derive an estimate of value using the Direct Capitalization method or discounted in a Discounted Cash Flow methodology. We may use the Sales Comparison and Cost Approach methodologies as appropriate as well.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com

Procedures

•
We will complete a desktop valuation of a sampling (25 percent) of the owned property contained within the fund as of the end of each quarter (March 31, June 30, September 31, December 31) updating the values previously concluded upon for the assets which have been held since our previous valuation.  We will rely upon the contractual rental stream provided for these assets on an individual or master lease level to provide our value conclusion.

•	We will incorporate any additional assets which have been acquired since this time period into our overall analysis and will complete desktop valuations on these assets using the same methodology.

•
We will provide a brief discussion of notable economic and market dynamics which have affected capitalization rates and will complete an analysis of current capitalization rates to be applied to the properties on an individual or master lease level for our Direct Capitalization or Discounted Cash Flow approach.

Form of Report and Timetable

At the conclusion of our analysis, we will provide you with a narrative report (the “Report”) with supporting exhibits containing calculations leading to our value conclusions. The report will be prepared in accordance with the Code of Professional Ethics and Standards of Professional Practice set for the by the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) as adopted by the Appraisal Foundation.

We are ready to begin our work immediately upon our receipt of this signed Engagement and upon receipt of information provided in conjunction with an agreed upon timetable considering the various valuation dates.  Once you have read the draft Report, we will issue our final Report bearing the firm’s signature.

We will work with the Company to arrive at a workable timetable for delivery of the valuation conclusions and quarterly Report.

Staffing and Fees

Ross Prindle, CRE, MAI will be the Managing Director in charge of the Services on behalf of D&P.  Ross is the Managing Director in charge of the global Real Estate Services Group at Duff & Phelps.  Ross will call upon additional experienced staff when required.

Our fees for the Services to be provided reflect the complexity of the Engagement, the time scale for its completion, the caliber of staff engaged, and the value of the Services provided. Our estimated fees are outlined bin the below table.

Valuation Fees

Product/Size	1st time fee	Update

Retail Single Tenant
Less than 10,000 square feet	$1,500	$1,250
10,001 - 50,000 square feet	$1,750	$1,500
50,001 - 100,000 square feet	$2,000	$1,750
100,001 plus	$2,500	$2,250

The fee table provided is intended to serve as a guide as the actual properties have not been acquired as of the writing of this engagement letter.  These fees do not include valuation of debt, contingent consideration or partial interest valuations.  These are also associated with retail, single tenant assets only.  These fees consider the valuation of these assets on a desktop basis and assume that information on the properties themselves will be provided by the Company that will be sufficient enough to complete the desktop valuations.  Expenses are not included in the fees and any expenses associated with necessary property inspections and/or meetings with the Company will be billed in addition to these fees.

Acknowledgement and Acceptance

In accordance with D&P policy, it is necessary that we receive an executed copy of this Engagement Letter and the attached Terms and Conditions (to which this Engagement is subject) prior to commencement of the Services.  If the scope and terms of the Engagement Letter and the attached Terms and Conditions are acceptable, please acknowledge your acceptance by signing the confirmation below and returning this Letter to us at the above address and emailing ross.prindle@duffandphelps.com or by fax at 312-265-3581.

Please do not hesitate to contact me if you have any questions or amendments.

Yours sincerely,

Duff & Phelps, LLC

/s/ Ross Prindle

By:  Ross Prindle, MAI, CRE
        Managing Director

Confirmation of Terms of Engagement

Having read this Engagement Letter from Duff & Phelps, LLC and the attached Terms and Conditions, the Company acknowledges acceptance of and agree to engage Duff & Phelps, LLC in accordance with the terms and provisions of this Engagement Letter and the attached Terms and Conditions.

/s/ Brian S. Block________________________________       Date: August 3, 2011______

Signed:  Brian S. Block
On behalf of:   American Realty Capital Daily Net Asset Value Trust, Inc.

Attachment to the Engagement Letter

Terms and Conditions

The following are the Terms and Conditions on which Duff & Phelps will provide the Services set forth in the attached Engagement Letter.  Together, the Terms and Conditions and the Engagement Letter are referred to as the “Contract,” which forms the entire agreement between Duff & Phelps and the Company relating to the Services.

Fees

1.
Duff & Phelps’ invoices are payable upon receipt.  If we do not receive payment of any invoice within forty-five (45) days of the invoice date, we shall be entitled, without prejudice to any other rights that we may have, to suspend provision of the Services until all sums due are paid in full.  Under no circumstances can Duff & Phelps issue its final Report with any billings that remain outstanding.

2.
If any amounts payable hereunder are not paid within thirty (30) days when due, such amounts shall accrue interest at a rate equal to the lesser of two percent (2%) per month or the highest interest rate allowed under the law of New York.  In the event that we are required to initiate a lawsuit or hire attorneys to collect any past due amounts, in addition to any other rights and remedies available to us, Duff & Phelps shall be entitled to reimbursement of its attorneys fees and other costs of collection.

3.
Other than as set forth in the Company's Registration Statement have no responsibility to update any opinion, report, analysis or any other document relating to this Engagement for any events or circumstances occurring subsequent to the date of such opinion, report, analysis or other document.  Any such subsequent consultations or work shall be subject to arrangements at Duff & Phelps’ then standard fees plus expenses.

4.
Either party may request changes to the Services.  We shall work with you to consider and, if appropriate, to vary any aspect of the Engagement, subject to payment of reasonable additional fees and a reasonable additional period to provide any additional services.  Any variation to this Contract, including any variation to fees, services, or time for performance of the Services, shall be set forth in a separate engagement letter executed by both parties which shall form part of this Contract.

5.
Duff & Phelps’ performance of the Services is dependent upon you providing us with accurate and timely information and assistance as we may reasonably require from time to time.  You shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete.  You shall notify us if you subsequently learn that the information provided is inaccurate or otherwise should not be relied upon.  The inability to supply Duff & Phelps with the agreed upon information in a useable form within the amount of time reasonably required by Duff & Phelps may increase fees and delay completion.  Additionally, in the event unforeseen complications are encountered which would significantly increase fees; we would discuss these with you and await your approval before proceeding.

Termination

6.
The initial term of this Contract shall be for one year, which shall be deemed to be automatically renewed unless either Duff & Phelps or the Company provides prior written notice of no less than ninety (90) days of such party’s election to terminate this Contract.

7.
Upon termination of this Contract, each party shall, upon written request from the other, return to the other all property and documentation of the other that is in its possession, except that we shall be entitled to retain one copy of such documents in order to maintain a professional record of Duff & Phelps’ involvement in the Engagement, subject to Duff & Phelps’ continuing confidentiality obligations hereunder.

8.	The provisions included within “Fees”, “Preservation of Confidential Information” and “Other Terms and Provisions” shall survive the termination or expiration of this Contract.

Valuation Work Products and Report

9.
You acknowledge that Duff & Phelps will use and rely upon the financial and other information, including prospective financial information, provided by the Company.  Duff & Phelps’ conclusion is dependent on such information being complete and accurate in all material respects.  We assume no responsibility and make no representations as to the accuracy and completeness of such provided information.  In addition, we will not independently verify any information that we obtain from public or other sources.  There will usually be differences between estimated and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.  You acknowledge that no reliance shall be placed on draft Reports, conclusions or advice, whether oral or written, issued by us since the same may be subject to further work, revision and other factors which may mean that such drafts are substantially different from any final Report or advice issued.

10.
Any advice given or Report issued by us is provided solely for your use and benefit and only in connection with the Services that are provided hereunder.  You agree to obtain Duff & Phelps’ written consent which Duff & Phelps may at its discretion grant, withhold, or grant subject to conditions, before disclosing any of Duff & Phelps’s advice, analysis or Report to anyone else, or otherwise making reference to its role, whether orally or in writing; provided, however, that no prior written consent shall be required in connection with any federal or state regulatory or governmental inquiry or proceeding, pursuant to applicable law or in connection with any request by a third due diligence firm (subject to such due diligence firm entering into a customary release letter in form and substance satisfactory to Duff & Phelps).  When Duff & Phelps gives such consent, it is subject to the prior approval of Duff & Phelps of such disclosure. Further, you shall not provide such Report to any third party without the third party first executing a standard Duff & Phelps Release Letter.  In no event, regardless of whether consent or pre-approval has been provided, shall we assume any responsibility to any third party to which any advice or Report is disclosed or otherwise made available.

11.
It is understood and agreed that the final Report resulting from this Engagement shall remain your property.  To the extent that Duff & Phelps utilizes any of its property (including, without limitation, any hardware or software) in connection with this Engagement, such property shall remain the property of Duff & Phelps, and you shall not acquire any right or interest in such property or in any partially completed Report.  We shall have ownership (including, without limitation, copyright ownership) and all rights to use and disclose Duff & Phelps’ ideas, concepts, know-how, methods, techniques, processes and skills, and adaptations thereof in conducting its business (collectively, “Know-How”) regardless of whether such Know-How is incorporated in any way in the final Report.

12.
The scope of the final Report we will provide pursuant to the terms of this Contract will be limited to the scope as described in the Scope of Services section.  One or more additional issues may exist that could affect the Federal tax treatment of the subject matter of Duff & Phelps’ final Report.  Duff & Phelps’ final Report will not consider or provide a conclusion with respect to any of those issues.  With respect to any significant Federal tax issue outside the scope of the final Report, the final Report will not be written, and cannot be used, by anyone for the purpose of avoiding Federal tax penalties.

13.
The Report or any results of Duff & Phelps’ Services shall not constitute a Solvency Opinion or a Fairness Opinion and may not be relied upon by you or any other party as such.  Furthermore, any analyses we perform should not be taken to supplant any procedures that you should undertake in your consideration of any transaction or investment, and you acknowledge and agree that any decision relating to, or whether or not to enter into, any transaction or make any investment decision is solely the responsibility of Company management.

14.
By its very nature, valuation work cannot be regarded as an exact science and the conclusions arrived at in many cases will of necessity be subjective and dependent on the exercise of individual judgment.

Preservation of Confidential Information

15.
Neither Duff & Phelps nor the Company will disclose to any third party without the prior written consent of the other party any confidential information which is received from the other party for the purposes of providing or receiving the Services which if disclosed in tangible form is marked confidential or if disclosed otherwise is confirmed in writing as being confidential or, if disclosed in tangible form or otherwise, is manifestly confidential; it being understood that the reports prepared by Duff & Phelps for the Company shall not be considered confidential information for purposes herein.  Duff & Phelps and the Company agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving the Services under this or any other contract between Duff & Phelps and the Company.

16.
These restrictions will not apply to any information which: (a) is or becomes generally available to the public other than as a result of a breach of an obligation by the receiving party; (b) is acquired from a third party who owes no obligation of confidence with respect to the information; or (c) is or has been independently developed by the recipient.

17.
Notwithstanding the foregoing, either party will be entitled to disclose confidential information of the other (i) to Duff & Phelps’ or the Company’s respective insurers or legal advisors, or (ii) to a third party to the extent that this is required, by any court of competent jurisdiction, or by a governmental or regulatory authority or where there is a legal right, duty or requirement to disclose, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than two (2) business days notice in writing is first given to the other party.

Other Terms and Provisions

18.
Except in the event of Duff & Phelps’ willful misconduct or fraud, in no event shall we be liable to you (or any person claiming through you) under this Contract, under any legal theory, for any amount in excess of the total professional fees paid by you to us under this Contract or any addendum to which the claim relates.  In no event shall we be liable to you under this Contract under any legal theory for any consequential, indirect, lost profit or similar damages relating to or arising from Duff & Phelps’ Services provided under this Contract.

19.
You accept and acknowledge that any legal proceedings arising from or in connection with this Contract (or any variation or addition thereto) must be commenced within one (1) year from the date when you become aware of or ought reasonably to have become aware of the facts, which give rise to Duff & Phelps’ alleged liability.  You also agree that no action or claims will be brought against any Duff & Phelps employees personally.

20.
You agree to indemnify and hold harmless Duff & Phelps, its affiliates and their respective employees from and against any and all third party claims, liabilities, losses, costs, demands and reasonable expenses, including but not limited to reasonable legal fees and expenses, internal management time and administrative costs, relating to Services we render under this Contract or otherwise arising under this Contract.  The foregoing indemnification obligations shall not apply in the event that a court of competent jurisdiction finally determines that such claims resulted directly from the gross negligence, willful misconduct or fraudulent acts of Duff & Phelps.

21.
You accept and acknowledge that we have not made any warranties or guarantees, whether express or implied, with respect to the Services or the results that you may obtain as a result of the provision of the Services.

22.
Except for the Company’s payment obligations, neither Duff & Phelps nor the Company will be liable to the other for any delay or failure to fulfill obligations caused by circumstances outside our reasonable control.

23.
This Contract constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior agreements (whether written or oral) between the parties regarding the subject matter hereof.  This Contract may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.

24.	Duff & Phelps reserves the right to use your name and a description of the nature of the Engagement in general marketing materials.

25.
This Contract shall be governed by and interpreted in accordance with the internal laws of the State of New York and the courts of the State of New York shall have exclusive jurisdiction in relation to any claim arising out of this Contract.

26.
Duff & Phelps acknowledges that (A) its valuations will be used or incorporated into the Company’s Registration Statement and periodic filings; (B) Duff & Phelps will be named as an expert in the Registration Statement; (C) Duff & Phelps will provide a consent of independent valuer in form satisfactory to the Company and Duff & Phelps to be attached as an exhibit to the Registration Statement under Exhibit 99; and (D) Duff & Phelps’ provision of the aforementioned consent is subject to the Company providing Duff & Phelps a commercially reasonable opportunity to review and consent to references to Duff & Phelps in any regulatory filings which require Duff & Phelps to be named as an expert.